Exhibit 10.24

J. David Gowdy	December 12, 2011
945 Sunbrook Circle
Alpine, Utah 84004

Re:	Resignation as Officer and Director

Dear David:

This letter will serve to confirm our understanding and agreement in connection with your resignation as President/CEO and as a director of Richfield Oil & Gas Company (“Richfield”) as follows:

1.  Employment Agreement; Severance.  Your resignation as an officer and director is hereby accepted effective as of December 12, 2011 at 5:00 pm.  Your Executive Agreement effective as of March 31, 2011 is also mutually terminated.   Richfield shall pay to you all accrued and unpaid salary, expenses, compensation, vacation pay, health insurance and other benefits through December 31, 2011. No other severance payments or benefits shall be paid to you.  Director’s fees shall be paid through the resignation date. You agree to cooperate in the preparation, signing and filing of any Freedom Oil & Gas, Inc. tax returns and other filings that relate to time periods prior to the acquisition of Freedom.

2.  Cancellation of Bonus Shares.  In connection with your resignation, you have agreed to cancel the 6,500,000 shares issued on September 30, 2011 as part of the Company 2011 Stock Award Program. For services through termination, you will be issued 2,500,000 shares as a stock bonus as of December 20, 2011.

3.   Consulting.  Richfield shall compensate you as an independent contractor for consulting services as advisor to the Executive Chairman of the Board on a month to month basis beginning December 13 – 23 for $3,000, January 1 - 31, 2012 for $20,000, and $10,000 per month thereafter subject to monthly extensions.

4.  Indemnity; Mutual Settlement of Claims.  Richfield shall indemnify, defend, and save and hold you harmless for any corporate state or federal payroll taxes or withholdings which are or remain unpaid for 2011 or prior years.  Except for the foregoing indemnity and the general indemnity provided by the corporation to its officers and directors during employment and service, you and Richfield hereby mutually and generally release one another from any and all claims, whether known or unknown.  Richfield will acquire D&O insurance “tail” coverage for periods prior to the acquisition of Freedom Oil & Gas, Inc.

5.  Distribution of Securities.  You agree to cooperate with the Company and its brokers in the orderly distribution of securities that you own or control.

This agreement shall be governed under the laws of the state of Utah, and the venue for any dispute shall be Salt Lake County, Utah.

		By:	/s/ Douglas C. Hewitt, Sr.
Douglas C. Hewitt, Sr., Chairman/COO
ACCEPTED & AGREED:

By:	/s/ J. David Gowdy
J. David Gowdy

15 W. SOUTH TEMPLE, SUITE 1050, SALT LAKE CITY, UTAH 84101 • OFFICE 801.519.8500